UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2855 Michelle Drive Irvine, CA 92606
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (949) 442-4400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, the Board of Directors of TigerLogic Corporation (the “Company”) appointed Roger Rowe as the Company’s Acting Chief Executive Officer following the departure of Bradley Timchuk effective the same date. Mr. Timchuk will be entitled to receive, subject to him executing a release of all claims, certain severance payments pursuant to his existing employment and severance agreement.  Mr. Rowe will continue to also serve as the Company’s Chief Financial Officer, and Justin Garrity will continue to serve as the Company’s President. In connection with his appointment, Mr. Rowe’s annual base salary was increased to $240,000 and was awarded a stock option grant to purchase up to 300,000 shares of the Company’s common stock, subject to the Company’s standard four-year vesting with a one year cliff.

Mr. Rowe, age 53, joined the Company as Chief Financial Officer in January 2015, and prior to that served as Chief Financial Officer at Agilyx Corporation, a venture backed industrial technology company, since July 2012. Prior to that, Mr. Rowe worked at TriQuint Semiconductor, a radio frequency semiconductor company, as Director of Investor Relations and Financial Planning and Analysis from November 2010 through July 2012 and served as Chief Financial Officer of Merchandising Technologies, a retail merchandising technology company from July 2007 through June 2010. Prior to Merchandising Technologies, Mr. Rowe served as Chief Financial Officer at two public companies, InFocus Corporation and Preview Systems, Inc. Mr. Rowe holds a Bachelor of Science degree in Accounting and Corporate Finance from the University of Idaho.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: March 16, 2015	By:	/s/ Roger Rowe
Roger Rowe
Acting Chief Executive Officer and Chief Financial Officer